Exhibit 99.1

Golub Capital BDC, Inc. Announces Fiscal Year 2025 First Quarter Financial Results
Declares Quarterly Distribution of $0.39 Per Share

NEW YORK, NY, February 4, 2025 - Golub Capital BDC, Inc., a business development company (Nasdaq: GBDC), today announced its financial results for its first fiscal quarter ended December 31, 2024.

Except where the context suggests otherwise, the terms “we,” “us,” “our,” and “Company” refer to Golub Capital BDC, Inc. and its consolidated subsidiaries. “GC Advisors” refers to GC Advisors LLC, our investment adviser.

SELECTED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)
	December 31, 2024	September 30, 2024
Investment portfolio, at fair value	$8,685,231	$8,235,411
Total assets	$9,008,786	$8,703,756
Net asset value per share	$15.13	$15.19

	Quarter Ended
	December 31, 2024	September 30, 2024
Net investment income per share	$0.37	$0.45
Amortization of purchase premium per share	0.02	0.02
Adjusted net investment income per share[1]	$0.39	$0.47

Net realized/unrealized gain/(loss) per share	$0.05	$(0.09)
Reversal of realized/unrealized loss resulting from the amortization of purchase premium per share[1]	(0.02)	(0.02)
Adjusted net realized/unrealized gain/(loss) per share[1]	$0.03	$(0.11)

Earnings/(loss) per share	$0.42	$0.36
Adjusted earnings/(loss) per share[1]	$0.42	$0.36

Net asset value per share	$15.13	$15.19
Distributions paid per share	$0.48	$0.49

1     On September 16, 2019 and June 3, 2024, the Company completed its acquisition of Golub Capital Investment Corporation (“GCIC”) and Golub Capital BDC 3, Inc. (“GBDC 3”), respectively. Each acquisition was accounted for under the asset acquisition method of accounting in accordance with Accounting Standards Codification 805-50, Business Combinations — Related Issues. Under asset acquisition accounting, where the consideration paid to GCIC and GBDC 3’s stockholders exceeded the relative fair values of the assets acquired, the premium paid by the Company was allocated to the cost of the GCIC and GBDC 3 investments acquired by the Company pro-rata based on their relative fair value. Immediately following each acquisition, the Company recorded its assets at their respective fair values and, as a result, the purchase premium allocated to the cost basis of the assets acquired was immediately recognized as unrealized depreciation on the Company's Consolidated Statement of Operations. The purchase premium allocated to investments in loan securities acquired from GCIC and GBDC 3 will amortize over the life of the loans through interest income with a corresponding reversal of the unrealized depreciation on such loans acquired through their ultimate disposition. The purchase premium allocated to investments in equity securities will not amortize over the life of the equity securities through interest income and, assuming no subsequent change to the fair value of the GCIC and GBDC 3 equity securities acquired and disposition of such equity securities at fair value, the Company will recognize a realized loss with a corresponding reversal of the unrealized depreciation upon disposition of the GCIC and GBDC 3 equity securities acquired.

As a supplement to U.S. generally accepted accounting principles (“GAAP”) financial measures, the Company is providing the following non-GAAP financial measures that it believes are useful for the reasons described below:
•“Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” – excludes the amortization of the purchase premium from net investment income calculated in accordance with GAAP.
•“Adjusted Net Investment Income Before Accrual for Capital Gain Incentive Fee” - Adjusted Net Investment Income excluding the accrual or reversal for the capital gain incentive fee required under GAAP;
•“Adjusted Net Realized and Unrealized Gain/(Loss)” and “Adjusted Net Realized and Unrealized Gain/(Loss) Per Share” – excludes the unrealized loss resulting from the purchase premium write-down and the corresponding reversal of the unrealized loss from the amortization of the premium from the determination of realized and unrealized gain/(loss) in accordance with GAAP.
•“Adjusted Net Income/(Loss)” and “Adjusted Earnings/(Loss) Per Share” – calculates net income and earnings per share based on Adjusted Net Investment Income and Adjusted Net Realized and Unrealized Gain/(Loss).

Exhibit 99.1

The Company believes that excluding the financial impact of the purchase premium write down in the above non-GAAP financial measures is useful for investors as it is a non-cash expense/loss resulting from the acquisitions of GCIC and GBDC 3 and is one method the Company uses to measure its financial condition and results of operations. In addition, the Company believes excluding the accrual of the capital gain incentive fee under GAAP is useful as a portion of such accrual is not contractually payable under the terms of the Company’s investment advisory agreement with GC Advisors.

First Fiscal Quarter 2025 Highlights

•Net investment income per share for the quarter ended December 31, 2024 was $0.37 as compared to $0.45 for the quarter ended September 30, 2024. Excluding $0.02 per share in purchase premium amortization from the GCIC/GBDC 3 acquisitions, Adjusted Net Investment Income Per Share1 for the quarter ended December 31, 2024 was $0.39. This compares to Adjusted Net Investment Income Per Share1 of $0.47 for the quarter ended September 30, 2024 when excluding $0.02 per share in purchase premium amortization from the GCIC/GBDC 3 acquisitions and no accrual or reversal for the capital gain incentive fee under GAAP.
•Net realized and unrealized gain/(loss) per share for the quarter ended December 31, 2024 was $0.05. Adjusted Net Realized and Unrealized Gain/(Loss) Per Share1 was $0.03 when excluding $0.02 per share net reversal of unrealized depreciation and realized loss resulting from the amortization of the purchase premium. The Adjusted Net Realized and Unrealized Gain/(Loss) Per Share1 for the quarter ended December 31, 2024 was primarily due to unrealized appreciation resulting from solid borrower credit trends across our portfolio and the reversal of previously recognized unrealized depreciation that was partially offset by (i) net realized losses driven by the restructuring of two portfolio company investments and the sale of a portfolio company investment and (ii) net realized losses recognized on the translation of foreign currency transactions. For additional analysis, please refer to the Quarter Ended 12.31.2024 Earnings Presentation available on the Investor Resources link on the homepage of the Company's website (www.golubcapitalbdc.com) under Events/Presentations. The Earnings Presentation was also filed with the Securities and Exchange Commission as an Exhibit to a Form 8-K. These results compare to net realized and unrealized gain/(loss) per share of $(0.09) during the quarter ended September 30, 2024. Adjusted Net Realized and Unrealized Gain/(Loss) Per Share1 for the quarter ended September 30, 2024 was $(0.11) when excluding $0.02 per share net reversal of unrealized depreciation and realized loss resulting from the amortization of the purchase premium.
•Earnings per share for the quarter ended December 31, 2024 was $0.42 as compared to $0.36 for the quarter ended September 30, 2024. Adjusted Earnings Per Share1 for the quarter ended December 31, 2024 was $0.42 as compared to $0.36 for the quarter ended September 30, 2024.
•Net asset value per share decreased to $15.13 at December 31, 2024 from $15.19 at September 30, 2024.
•On June 2, 2024, our board of directors declared a series of special distributions totaling $0.15 per share, distributed in three consecutive quarterly payments of $0.05 per share per quarter. The special distributions were paid to stockholders on June 27, 2024, September 13, 2024 and December 13, 2024, respectively.
•On December 13, 2024 we paid a supplemental distribution of $0.04 per share, in addition to the special distribution of $0.05 per share. On December 27, 2024 we paid a quarterly distribution of $0.39 per share.
•On February 3, 2025, our board of directors declared a quarterly distribution of $0.39 per share, which is payable on March 28, 2025, to stockholders of record as of March 3, 2025.
•During the three months ended December 31, 2024, the Golub Capital Employee Grant Program Rabbi Trust (the “Trust”) purchased approximately $1.9 million, or 126,058 shares, of our common stock for the purpose of awarding incentive compensation to employees of Golub Capital. During calendar year 2024, the Trust purchased approximately $10.1 million, or 670,760 shares, of our common stock.

1 See footnote 1 to “Selected Financial Highlights” above.

Exhibit 99.1

Portfolio and Investment Activities

As of December 31, 2024, the Company had investments in 386 portfolio companies with a total fair value of $8,685.2 million. This compares to the Company’s portfolio as of September 30, 2024, as of which date the Company had investments in 381 portfolio companies with a total fair value of $8,235.4 million. Investments in portfolio companies as of December 31, 2024 and September 30, 2024 consisted of the following:

	As of December 31, 2024		As of September 30, 2024
	Investments	Percentage of	Investments	Percentage of
	at Fair Value	Total	at Fair Value	Total
Investment Type	(In thousands)	Investments	(In thousands)	Investments
Senior secured	$476,601	5.5%	$502,386	6.1%
One stop	7,543,323	86.8	7,110,258	86.3
Junior debt*	56,332	0.7	44,229	0.6
Equity	608,975	7.0	578,538	7.0
Total	$8,685,231	100.0%	$8,235,411	100.0%

*	Junior debt is comprised of second lien and subordinated debt.
The following table shows the asset mix of our new investment commitments for the three months ended December 31, 2024:

	New Investment
	Commitments	Percentage of
	(In thousands)	Commitments

Senior secured	$27,767	2.3%
One stop	1,139,505	95.9
Junior debt*	10,278	0.9
Equity	10,540	0.9
Total new investment commitments	$1,188,090	100.0%

*	Junior debt is comprised of second lien and subordinated debt.

Total investments in portfolio companies at fair value were $8,685.2 million at December 31, 2024. As of December 31, 2024, total assets were $9,008.8 million, net assets were $4,017.5 million and net asset value per share was $15.13.
Consolidated Results of Operations
For the first fiscal quarter of 2025, the Company reported GAAP net income of $111.3 million or $0.42 per share and Adjusted Net Income2 of $111.3 million or $0.42 per share. GAAP net investment income was $96.6 million or $0.37 per share and Adjusted Net Investment Income1 was $102.3 million or $0.39 per share. GAAP net realized and unrealized gain/(loss) was $14.7 million or $0.05 per share and Adjusted Realized and Unrealized Gain/(Loss)1 was $9.0 million or $0.03 per share.

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

Liquidity and Capital Resources
The Company’s liquidity and capital resources are derived from the Company’s debt securitizations (also known as collateralized loan obligations, or CLOs), unsecured notes, revolving credit facilities and cash flow from operations. The Company’s primary uses of funds from operations include investments in portfolio companies and payment of fees and other expenses that the Company incurs. The Company has used, and expects to continue to use, its debt securitizations, unsecured notes, revolving credit facilities, proceeds from its investment portfolio and proceeds from offerings of its securities and its dividend reinvestment plan to finance its investment objectives.
As of December 31, 2024, we had cash, cash equivalents and foreign currencies of $110.3 million, restricted cash and cash equivalents and restricted foreign currencies of $110.6 million, which included $23.4 million of restricted cash retained for
2 See footnote 1 to “Selected Financial Highlights” above.

Exhibit 99.1

partial repayments on the notes of certain of our debt securitizations that are past their reinvestment period term, and $4,919.3 million of debt outstanding. As of December 31, 2024, subject to leverage and borrowing base restrictions, we had approximately $806.2 million of remaining availability, in the aggregate, on our revolving credit facility with JPMorgan. In addition, as of December 31, 2024, we had $200.0 million of remaining commitments and availability on our unsecured line of credit with GC Advisors.
On November 15, 2024 and December 6, 2024, we entered into agreements to increase the aggregate commitments outstanding under our revolving credit facility with JPMorgan to $2.0 billion from $1.8 billion.
On November 18, 2024, GBDC completed a $2.2 billion term debt securitization (the “2024 Debt Securitization”). In connection with the 2024 Debt Securitization closing, GBDC fully redeemed each of its (1) $602 million term debt securitization (the “2018 Debt Securitization”), (2) $908 million term debt securitization (the “GCIC 2018 Debt Securitization”) and (3) $399 million term debt securitization assumed from GBDC 3 (the “GBDC 3 2021 Debt Securitization”). In addition, on December 16, 2024, we redeemed in full the $387 million term debt securitization assumed from GBDC 3 (the “GBDC 3 2022-2 Debt Securitization”).
On November 19, 2024, all amounts outstanding under the credit facility with Deutsche Bank we assumed from GBDC 3 were repaid, following which the agreements governing our credit facility with Deutsche Bank were terminated.
On December 3, 2024, we issued an additional $150 million in aggregate principal amount of our 6.000% (yield to maturity of 5.881%) Notes due 2029.
The Company estimates that our GAAP leverage ratio increased to 1.24x as of December 31, 2024 and our GAAP debt-to-equity ratio, net3 increased to 1.19x as of December 31, 2024 (1.14x, on average, throughout the quarter ended December 31, 2024).

Portfolio and Asset Quality

GC Advisors regularly assesses the risk profile of each of the Company’s investments and rates each of them based on an internal system developed by Golub Capital and its affiliates. This system is not generally accepted in our industry or used by our competitors. It is based on the following categories, which we refer to as GC Advisors’ internal performance ratings:

Internal Performance Ratings
Rating	Definition
5	Involves the least amount of risk in our portfolio. The borrower is performing above expectations, and the trends and risk factors are generally favorable.
4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected, and the risk factors are neutral to favorable.
3	Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower could be out of compliance with debt covenants; however, loan payments are generally not past due.
2	Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments could be past due (but generally not more than 180 days past due).
1	Involves a borrower performing substantially below expectations and indicates that the loan’s risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans rated 1 are not anticipated to be repaid in full and we will reduce the fair market value of the loan to the amount we anticipate will be recovered.
Our internal performance ratings do not constitute any rating of investments by a nationally recognized statistical rating organization or represent or reflect any third-party assessment of any of our investments. For additional analysis on the Company's internal performance ratings as of December 31, 2024, please refer to the Quarter Ended 12.31.2024 Earnings Presentation available on Investors Resources link on the homepage of the Company's website (www.golubcapitalbdc.com) under Events/Presentations.
3 GAAP debt-to-equity, net is calculated as (a) total debt reduced by (i) cash, (ii) cash equivalents and foreign currencies and (iii) restricted cash held for partial repayment on notes of certain of our securitization vehicles past their reinvestment period term (if any) divided by (b) total net assets.

Exhibit 99.1

The following table shows the distribution of the Company’s investments on the 1 to 5 internal performance rating scale at fair value as of December 31, 2024 and September 30, 2024:

	December 31, 2024		September 30, 2024
Internal	Investments	Percentage of	Investments	Percentage of
Performance	at Fair Value	Total	at Fair Value	Total
Rating	(In thousands)	Investments	(In thousands)	Investments
5	$232,260	2.7%	$158,656	1.9%
4	7,578,339	87.2	7,013,631	85.2
3	763,677	8.8	955,079	11.6
2	110,953	1.3	108,045	1.3
1	2	0.0 *	—	—
Total	$8,685,231	100.0%	$8,235,411	100.0%
*Represents an amount less than 0.1%.

Exhibit 99.1

Conference Call
The Company will host an earnings conference call at 10:00 am (Eastern Time) on Wednesday, February 5, 2025 to discuss the quarterly financial results. All interested parties may participate in the conference call by dialing (888) 330-3529 approximately 10-15 minutes prior to the call; international callers should dial (646) 960-0656. Participants should reference Golub Capital BDC, Inc. when prompted. For a slide presentation that we intend to refer to on the earnings conference call, please visit the Investor Resources link on the homepage of our website (www.golubcapitalbdc.com) and click on the Quarter Ended 12.31.2024 Earnings Presentation under Events/Presentations. An archived replay of the call will be available shortly after the call until 11:59 p.m. (Eastern Time) on February 12, 2025. To hear the replay, please dial (800) 770-2030. International dialers, please dial +1 (609) 800-9909. For all replays, please reference program ID number 5111111.

Exhibit 99.1

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except share and per share data)
	December 31, 2024	September 30, 2024
Assets	(unaudited)	(audited)
Investments, at fair value (cost of $8,755,566 and $8,302,913, respectively)	$8,685,231	$8,235,411
Cash and cash equivalents	103,508	123,120
Unrestricted foreign currencies (cost of $6,825 and $7,973, respectively)	6,769	8,044
Restricted cash and cash equivalents	110,597	227,152
Restricted foreign currencies (cost of $0 and $1,219, respectively)	—	1,236
Interest receivable	73,296	74,036
Other assets	29,385	34,757
Total Assets	$9,008,786	$8,703,756

Liabilities
Debt	$4,919,258	$4,624,791
Less unamortized debt issuance costs	(28,694)	(25,361)
Debt less unamortized debt issuance costs	4,890,564	4,599,430
Interest payable	51,518	45,701
Management and incentive fees payable	38,823	33,619
Accounts payable and accrued expenses	10,337	10,477
Total Liabilities	4,991,242	4,689,227

Net Assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of December 31, 2024 and September 30, 2024, respectively.	—	—
Common stock, par value $0.001 per share, 350,000,000 shares authorized, 265,498,597 issued and outstanding as of December 31, 2024 and 264,277,128 issued and outstanding as of September 30, 2024.	265	264
Paid in capital in excess of par	4,185,811	4,167,258
Distributable earnings	(168,532)	(152,993)
Total Net Assets	4,017,544	4,014,529
Total Liabilities and Total Net Assets	$9,008,786	$8,703,756
Number of common shares outstanding	265,498,597	264,277,128
Net asset value per common share	$15.13	$15.19

Exhibit 99.1

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share data)
	Three months ended
	December 31, 2024	September 30, 2024
	(unaudited)	(unaudited)
Investment income
Interest income	$217,306	$222,383
Acquisition purchase price premium amortization	(5,686)	(6,178)
Dividend income	8,487	7,510
Fee income	593	691
Total investment income	220,700	224,406

Expenses
Interest and other debt financing expenses	79,643	66,595
Base management fee	21,581	20,534
Incentive fee	18,058	20,852
Professional fees	1,840	1,360
Administrative service fee	2,902	2,840
General and administrative expenses	561	346
Total expenses	124,585	112,527
Incentive fee waived	—	(7,767)
Net expenses	124,585	104,760
Net investment income before tax	96,115	119,646
Excise and Income tax	(475)	—
Net investment income after tax	96,590	119,646

Net gain (loss) on investment transactions
Net realized gain (loss) from:
Investments	(25,356)	(32,072)
Foreign currency transactions	(3,705)	(409)
Forward currency contracts	1,206	3,022
Net realized gain (loss) in investment transactions	(27,855)	(29,459)
Net change in unrealized appreciation (depreciation) from:
Investments	43,621	3,561
Translation of assets and liabilities in foreign currencies	(22,973)	21,948
Forward currency contracts	21,927	(20,600)
Net change in unrealized appreciation (depreciation) on investment transactions	42,575	4,909
Net gain (loss) on investments	14,720	(24,550)
Net realized gain (loss) on extinguishment of debt	(48)	—
Provision for taxes on unrealized appreciation on investments	52	103
Net increase (decrease) in net assets resulting from operations	$111,314	$95,199

Per Common Share Data
Basic and diluted earnings per common share	$0.42	$0.36
Dividends and distributions declared per common share	$0.48	$0.49
Basic and diluted weighted average common shares outstanding	264,343,512	264,439,678

Exhibit 99.1

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. (“GBDC”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. GBDC invests primarily in one stop and other senior secured loans to middle market companies that are often sponsored by private equity investors. GBDC’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital LLC group of companies ("Golub Capital").

ABOUT GOLUB CAPITAL

Golub Capital is a market-leading, award-winning direct lender and experienced private credit manager. The firm specializes in delivering reliable, creative and compelling financing solutions to companies backed by private equity sponsors. Golub Capital’s sponsor finance expertise also forms the foundation of its Broadly Syndicated Loan and Credit Opportunities investment programs. Golub Capital nurtures long-term, win-win partnerships that inspire repeat business from private equity sponsors and investors.

As of January 1, 2025, Golub Capital had over 1,000 employees and over $75 billion of capital under management, a gross measure of invested capital including leverage. The firm has offices in North America, Europe and Asia. For more information, please visit golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Christopher Ericson
312-212-4036
cericson@golubcapital.com

Source: Golub Capital BDC, Inc.